EXHIBIT 2.2

                            AGREEMENT NOT TO COMPETE
                                   (PETER LEE)

     THIS NONCOMPETITION AGREEMENT is made and entered into as of the 14th day of March, 2003, by and between APA Optics, Inc. and its wholly-owned subsidiary APA Acquisition, Inc., both Minnesota corporations, (collectively with their present and future affiliates, "APA") and Peter Lee (the "Shareholder").

     WHEREAS, the Shareholder has been a principal shareholder, officer and director of Computer System Products, a Minnesota corporation (the "CSP"), for many years and has developed and received special, unique and extraordinary knowledge, information and goodwill in connection therewith;

     WHEREAS, contemporaneously with the execution of this Agreement, CSP and the shareholders of CSP (including the Shareholder ) have sold certain assets of CSP to APA Acquisition, Inc. pursuant to an Asset Purchase Agreement dated March 3, 2003 (the "Purchase Agreement");

     WHEREAS, APA Acquisition, Inc. would not have agreed to purchase CSP's Assets pursuant to the Purchase Agreement in the absence of the Shareholder's agreement herein not to compete with APA;

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. NONCOMPETITION AGREEMENT. During the period of three (3) years from and after the date hereof, the Shareholder covenants and agrees that he will not, without APA's prior written consent, voluntarily or involuntarily, directly or indirectly, at any location within the United States, Canada, and Mexico, lend his credit, advice or assistance, or engage in any activity or act in any manner, including but not limited to, as an owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder, officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, for the purpose of establishing, operating or managing any business or entity that is engaged in activities competitive with (i) the business of APA as carried on immediately prior to the date of this Agreement (but including the business of Americable, Inc. as carried on immediately before the date of this Agreement, if Americable, Inc. is acquired by APA subsequent to the date of this Agreement) and/or (ii) the business of CSP as carried on immediately prior to the date of this Agreement; provided, however, that Shareholder may continue to own, operate and oversee Engineered Products Co. ("EPCO"), Lee Communications, Inc. ("LCI") and their respective subsidiaries and affiliates, so long as (A) the business activities of EPCO and LCI do not include any of those listed on
Schedule 1, attached, and (B) EPCO and LCI are owned (beneficially and of
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record) solely by Shareholder and members of his immediate family.  "Immediate family" means Shareholder's spouse, children, and parents. Shareholder shall provide written notice to APA not less than five (5) business days in advance of sale by Shareholder or any other shareholder of EPCO or LCI of any of such person's stock in EPCO or LCI to a person not already a shareholder of EPCO or LCI, issuance by EPCO or LCI of stock to any person not already a shareholder of EPCO or LCI, or sale of all or substantially all of the business or assets of EPCO or LCI (by merger, sale of stock, sale of assets, exclusive license, or otherwise); provided, however, that no such notice shall be required for any such transactions with or for the benefit of immediate family members of Shareholder.


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     2.     NONSOLICITATION AGREEMENT.  As used in this Agreement, the term
"Person" means any individual, corporation, joint venture, general or limited partnership, association or other entity. During the period of three (3) years from and after the date hereof, the Shareholder covenants and agrees that he will not, whether for his own account or for the account of any other Person, directly or indirectly interfere with APA's relationship with or endeavor to divert or entice away from APA any Person who or which at any time during the term of the Shareholder's prior employment by CSP is or was an employee, vendor, supplier or customer of or otherwise in the habit of dealing with CSP.

     3. CONFIDENTIAL INFORMATION. The Shareholder understands and agrees that the business of APA is based upon specialized work and that as an officer, director and shareholder of CSP he received, had access to and/or contributed to Confidential Information (as hereinafter defined) and that APA Acquisition, Inc., has paid good and valuable consideration for such Confidential Information. The Shareholder agrees that at all times from and after the date of this Agreement, he shall keep secret all such Confidential Information and that he will not directly or indirectly "Use" (as hereinafter defined) or "Disclose" (as hereinafter defined) the same to any Person without first obtaining the written consent of APA. At any time that APA may so request, the Shareholder shall turn over to APA all books, notes, memoranda, manuals, notebooks, tables, drawings, calculations, records and other documents made, compiled by or delivered to the Shareholder containing or concerning any Confidential Information, including copies thereof, in his possession, it being agreed that the same and all information contained therein are at all times the exclusive property of APA.

     As used in this Agreement, the term "Confidential Information" means any information or compilation of information not generally known to the public or the industry, which was proprietary to CSP and/or is proprietary to APA, relating to APA's and/or CSP's procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, customers, plans, pricing, billing, needs of customers and services used by customers. Confidential Information for purposes of this Agreement shall also include all lists of customers, addresses, prospects, sales calls, suppliers, vendors, products, services, prices and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, books, code books, records, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods of operations, invoices or statements and the like. All information about CSP disclosed to the Shareholder during his relationship with CSP, all information about APA disclosed to Shareholder in the course of negotiating and consummating the Purchase Agreement, and all information about APA or CSP disclosed or which otherwise becomes known to Shareholder during the term of this Agreement (as an employee of APA or CSP or otherwise) which the Shareholder has a reasonable basis to believe to be Confidential Information or which is or was treated by APA and/or CSP as being Confidential Information, shall be presumed to be Confidential Information.


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     As used in this Agreement, the term "Disclose" means to reveal, deliver, divulge, disclose, publish, copy, communicate, show or otherwise make known or available to any other Person, or in any way to copy, any of APA's and/or CSP's Confidential Information.

     As used in this Agreement, the term "Use" means to appropriate any of APA's and/or CSP's Confidential Information for the benefit of oneself or any other Person other than APA.

     4. REASONABLENESS OF COVENANTS. The Shareholder acknowledges and agrees that the geographic scope and period of duration of the restrictive covenants contained in this Agreement are both fair and reasonable and that the interests sought to be protected by APA are legitimate business interests entitled to be protected. The Shareholder further acknowledges and agrees that APA would not have purchased CSP pursuant to the Purchase Agreement unless the Shareholder entered into this Agreement.

     5. INJUNCTIVE RELIEF. The parties agree that the remedy of damages at law for the breach by the Shareholder of any of the covenants contained in this Agreement is an inadequate remedy. In recognition of the irreparable harm that a violation by the Shareholder of any of the covenants, agreements or obligations arising under this Agreement would cause APA , the Shareholder agrees that in addition to any other remedies or relief afforded by law, an injunction against an actual or threatened violation or violations may be issued against him and every other Person concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies. In the event of any such actual or threatened violation, the Shareholder agrees to pay the costs, expenses and reasonable attorneys' fees incurred by APA in pursuing any of its rights and remedies with respect to such actual or threatened violation, in addition to the actual damages sustained by APA as a result thereof.

     6. BLUE PENCIL DOCTRINE. In the event that any of the restrictive covenants contained in this Agreement shall be found by a court of competent jurisdiction to be unreasonable by reason of its extending for too great a period of time or over too great a geographic area or by reason of its being too extensive in any other respect, then such restrictive covenant shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

     7. COMPENSATION. The Shareholder shall receive a warrant to purchase 175,000 shares of the common stock of APA Optics, Inc. (as more fully detailed in the Purchase Agreement).

     8. ENTIRE AGREEMENT. This Agreement together with the Purchase Agreement and the documents executed by the parties related thereto contain the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto and thereto with respect to the subject matter hereof and thereof.


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     9.     AMENDMENT; WAIVER.  No amendment or waiver of any provision of this
Agreement shall be effective unless the same shall be in writing and signed by all of the parties and then such waiver shall only be effective in the specific instance and for the specific purpose for which it was given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

     10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representative(s), successors and permitted assigns, but nothing in this Agreement is to be construed as an authorization or right of any party to assign its/his rights or delegate its/his duties under this Agreement without the prior written consent of the other party hereto.

     11. GOVERNING LAW. This Agreement shall be construed, governed by and enforced in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof.

     12. HEADINGS. The headings to the paragraphs of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, amplify or aid in the interpretation of the provisions hereof.

     13. SEVERABILITY. The provisions of this Agreement shall be deemed severable and if any portion hereof shall be held invalid, illegal or unenforceable for any reason, the remainder shall not thereby be invalidated but shall remain in full force and effect.

     14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.


                                           APA:

APA OPTICS, INC.


                                           By
                                             -----------------------------------
                                               Anil K. Jain
                                               Its President


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APA ACQUISITION, INC.


                                           By
                                             -----------------------------------
                                               Anil K. Jain
                                               Its President


                                           SHAREHOLDER:


                                             -----------------------------------
                                           Peter Lee


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                                   SCHEDULE 1
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                       Excluded Activities of EPCO and LCI
                       -----------------------------------


Sell or distribute custom and standard fiber optic and copper cable assemblies, cabling systems, or data network hardware to end users, value added resellers, original equipment manufacturers, datacom and telecom distributors, and broadband providers for use in the telecom industry or datacom industry, but specifically excluding from this constraint the following:

-     power cable assemblies;
-     residential telephone, CATV and data networking hardware; and
- all products currently (as of March 2003) distributed or sold by EPCO and LCI as described in EPCO and LCI catalogs supplied to Buyer.


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